EXHIBIT 99

Contact:	Judith Wawroski, Treasurer and Principal Financial Officer
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Reports Strong Earnings

LAREDO, Texas—(BUSINESS WIRE)— May 5, 2022—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported net income for the first three months of 2022 of $53.5 million or $.84 diluted earnings per common share ($.84 per share basic) compared to $50.8 million or $.80 diluted earnings per common share ($.80 per share basic) for the same period of 2021, which represents an increase of 5.0 percent in diluted earnings per share and a 5.3 percent increase in net income.

“The global health crisis resulting from COVID-19 has continued to have a lingering effect on our business and the economy as a whole.  Throughout this period, our forward-looking vision and legacy commitment to expense control along with the aggressive steps we took to reduce controllable expenses at the inception of the pandemic resulted in an approximate 15% decrease or $46.5 million in expenses for the year ended December 31, 2021 compared to December 31, 2019 and an approximate decrease of 12% or $8.8 million for the first quarter of 2022 compared to the same period of 2019.  In light of current economic issues including global supply chain issues and inflationary pressures, we will continue to emphasize our expense control strategies and focus on growing non-interest income in order to continue to maintain our strong earnings performance.  We are confident in our exceptionally strong capital position, significant liquidity, strong relationship deposit base, and responsive management strategies to position us for continued success,” said Dennis E. Nixon, president and CEO.

Total assets at March 31, 2022 were $16.1 billion compared to $16.0 billion at December 31, 2021.  Total net loans were $6.9 billion at March 31, 2022 compared to $7.1 billion at December 31, 2021. Deposits were $12.8 billion at March 31, 2022 compared to $12.6 billion at December 31, 2021.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 167 facilities and 261 ATMs serving 75 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.